Exhibit 99.1

GAP INC. REPORTS MAY SALES

SAN FRANCISCO – June 6, 2013 – Gap Inc. (NYSE: GPS) today reported that May 2013 net sales increased 11 percent compared with last year.

Net sales for the four-week period ended June 1, 2013 were $1.22 billion compared with net sales of $1.10 billion for the four-week period ended May 26, 2012.

“We are pleased with the positive customer response to summer product across our brands and the continued momentum in the business,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Due to the 53rd week in fiscal year 2012, May 2013 comparable sales are compared to the four-week period ended June 2, 2012. On this basis, the company’s comparable sales for May 2013 were up 7 percent compared with a 2 percent increase for May 2012.

Comparable sales by global brand for May 2013 were as follows:

•	Gap Global: positive 8 percent versus positive 4 percent last year

•	Banana Republic Global: flat versus positive 7 percent last year

•	Old Navy Global: positive 9 percent versus negative 1 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on June 6, 2013 and available for replay until 1:00 p.m. Pacific Time on June 14, 2013.

June Sales
The company will report June sales on July 11, 2013.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Edie Kissko
(415) 427-4173
press@gap.com